Exhibit 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (776) 684 5708 Website: secretaryofstate.biz

	Filed in the office of	Document Number 20070778997-76 Filing Date and Time
Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)	Ross Miller Secretary of State State of Nevada	11/14/2007 2:20 PM Entity Number C2323-1968

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Correction
(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)
1. The name of the entity for which correction is being made:
Centex Corporation
2. Description of the original document for which correction is being made:
Certificate of Amendment of Restated Articles of Incorporation
3. Filing date of the original document for which correction is being made: February 25, 2004
4. Description of the inaccuracy or defect.
Typographical error — The words “The first paragraph of” were omitted from the beginning of the description of the Amendment, and the word “a” was omitted in two places: between the words “have” and “par” in the second sentence of the amended first paragraph of Article Fourth and between the words “having” and “par” in the last sentence of the amended first paragraph of Article Fourth.
5. Correction of the inaccuracy or defect.
The first paragraph of Article Fourth of the Restated Articles of Incorporation has been amended to read in its entirety as follows: FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is Three Hundred Five Million (305,000,000). All such shares are to have a par value and are classified as (i) Five Million (5,000,000) shares of Preferred Stock (“Preferred Stock”), each share of such stock having such par value as the Board of Directors of the Corporation may from time to time designate in the resolutions providing for the issuance thereof, as hereinafter provided, and (ii) Three Hundred Million (300,000,000) shares of Common Stock (the “Common Stock”), each share of such stock having a par value of $0.25.
6. Signature:

Vice President,
/s/ James R. Peacock III Authorized Signature	Deputy General Counsel and Secretary Title*	11/13/2007 Date

*	lf entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited -Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Correction 2007 Revised on 10/23/07